AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE
Contact: Paul R. Geist EVP & Chief Financial Officer 816-584-5228 pgeist@aipc.com

For Immediate Release

AMERICAN ITALIAN PASTA COMPANY JOINS RUSSELL 2000 INDEX

KANSAS CITY, MO., June 30, 2009 -- American Italian Pasta Company (NASDAQ:AIPC), the largest producer of dry pasta in North America, today announced that it has been added to the Russell 2000 Index.  The Russell 2000, a subset of the Russell Global Index, is a barometer of U.S. small-cap equity performance.

“Membership in the Russell indexes represents another milestone in the AIPC story,” said Jack Kelly, AIPC’s president and CEO.  “It recognizes the significant jump in American Italian Pasta Company’s market capitalization over the past year.  The listing also provides another level of market visibility for the company.”

Membership in the small-cap Russell 2000 Index also means automatic inclusion in the larger Russell 3000 and Global indexes.  Russell formulates its equity indexes based on investment objectives, market-capitalization rankings and investment style attributes.  AIPC is part of Russell’s “consumer staples” equity segment.  Information about the Russell Indexes is available at www.russell.com.

ABOUT AIPC

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer of dry pasta in North America. The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona and Verolanuova, Italy.  The Company has approximately 650 employees located in the United States and Italy.

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